EXHIBIT 99.1

Investor Relations: Peter Williams – pwilliams@saba.com – Tel. +1-650 581-2500

Saba Announces Third Quarter Fiscal 2006 Financial Results

Total Revenues Grow 73% and Combined License and OnDemand Revenues Grow 80% Over Same Quarter Last Year

Redwood Shores, Calif., March 30, 2006 – Saba (NASDAQ: SABA), a leading provider of human capital management (HCM) solutions, today reported financial results for its third quarter ended February 28, 2006.

Third Quarter Results

Saba completed its acquisition of Centra Software on January 31, 2006. As a result, Saba’s financial results include the results of operations of Centra’s business from February 1 to February 28, 2006.

- Total revenues in the third quarter of fiscal 2006 on a GAAP basis were $18.2 million, representing a 73% increase compared to $10.5 million in the same quarter last year. Excluding revenue from Centra’s operations, Saba’s total revenues in the quarter were $16.9 million.

- License revenue was $6.0 million, representing a 60% increase compared to $3.8 million in the same quarter last year.

- OnDemand revenue was $1.5 million, representing a 257% increase compared to $0.4 million in the same quarter last year.

- License updates and product support revenue was $5.2 million, representing a 53% increase compared to $3.4 million in the same quarter last year.

- Revenue from professional services was $5.5 million representing an 86% increase compared to $3.0 million in the same quarter last year.

- Gross margins were 67% in the third quarter of fiscal 2006 compared to 72% in the same quarter of the prior fiscal year. The decrease in margins reflects the impact of costs incurred during the quarter to deliver professional services and license updates and product support pursuant to contracts assumed in the Centra acquisition for which, as a result of fair value adjustments to Centra’s deferred revenue in accordance with GAAP purchase accounting, Saba is unable to recognize approximately $1.0 million of revenue that would have been recorded by Centra as revenue had the acquisition not occurred.

- On a GAAP basis, net loss was $0.09 per share, or $1.9 million, compared to a net loss of $0.03 per share, or $485,000, in the same quarter last year. Net loss includes approximately $150,000 of non-capitalized acquisition-related expenses and $1.2 million of non-cash charges associated with the amortization of purchased intangibles. These acquisition-related expenses and non-cash charges, combined with the revenue that Saba is unable to recognize as a result of the fair value adjustment to Centra’s deferred revenue, negatively impacted earnings per share by $0.11 in the quarter.

- Deferred revenue at February 28, 2006 was $23.2 million, a $10.1 million increase from $13.1 million at the end of the prior quarter. Deferred revenue assumed in the Centra acquisition was $6.1 million after making fair value adjustments in accordance with GAAP purchase accounting.

- Cash and cash equivalents were $23.6 million, a $9.9 million increase from $13.7 million at the end of the prior quarter.

- Saba completed license and OnDemand deals for 75 customers in the quarter.

“Saba executed extremely well in the third quarter,” said Bobby Yazdani, chairman and CEO, Saba. “We completed our acquisition of Centra on time and have rapidly integrated our businesses. We are delivering the most complete learning solution on the market today, clearly differentiating us from our competitors. We are entering into our fourth quarter from a position of strength — in terms of size, financial health, product and technology investment, and customer demand — and are well positioned to continue to scale our business and lead the HCM market.”

Saba Highlights From the Third Quarter of Fiscal Year 2006

Saba Secures New Customers and Expands Existing Relationships: During the third quarter, Saba signed new customers and extended contracts with a number of organizations worldwide, including: AstraZeneca; Best Buy; California State Automobile Association (CSAA); Federated Department Stores; Freddie Mac; GlaxoSmithKline; Honeywell; IKEA; Los Angeles County; M-I Swaco; Northrop Grumman; Novartis; Royal Bank of Scotland; Sprint-Nextel; and T Rowe Price.

Saba Extends HCM Suite: In February, Saba shipped Saba Enterprise 5.3, a comprehensive update to the suite. Saba Enterprise 5.3 includes a host of new features, enhancements, and innovations to help improve the people management processes of large organizations, and adds new and extended learning, performance, and business intelligence capabilities across the suite.

Industry Leaders and Users Recognize Saba HCM: Two of the industry’s most respected enterprise learning research and advisory firms recognized the Saba Learning suite’s strengths during the third quarter.

Bersin & Associates, the leading research and advisory firm focused on corporate learning, recognized Saba for its market presence and ability to scale in a January 2006 report entitled, “Learning Management Systems 2006: Facts, Practical Analysis, Trends and Vendor Profiles”. The firm placed Saba at the top of its Market Map® for “ability to scale”, defined by a vendor’s ability to handle large, global client solutions.

Brandon Hall Research, an independent analyst firm, which provides insight and advice on best practices and learning technologies, praised Saba Enterprise 2005 in its “LMS KnowledgeBase 2006” online report. The report, which provides extensive feature comparison and a critique of 52 learning management systems, affirmed Saba as “The system by which other LMSs are benchmarked.”

Saba customers are also touting the benefits of Saba HCM solutions. Hundreds of Elearning! Magazine readers nominated and voted for the best e-learning solutions across eight product categories and selected Saba Enterprise 5 as the Best Learning Management System/Learning Content Management System. Describing Saba’s next-

generation HCM suite, as a “comprehensive, integrated suite that is open, scalable and configurable,” readers also praised the cost-effectiveness of Saba Enterprise 5.

Saba Completes Acquisition of Centra: On January 31, 2006, Saba completed the acquisition of Centra Software, a leading provider of software and services for online learning and collaboration. The combination of Saba’s market-leading enterprise learning management suite and Centra’s online learning and collaboration solutions strengthens Saba’s position as a leading enterprise learning and HCM vendor.

Business Outlook

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	Saba anticipates revenue for its fourth quarter of fiscal 2006 (May 31, 2006) to be in the range of $23 million to $24 million.

•	Saba anticipates GAAP net earnings per share for its fourth quarter of fiscal 2006 (May 31, 2006) to range from a loss of $0.06 to $0.09. Non-cash amortization of purchased intangibles and the fair value adjustment to Centra’s deferred revenue that Saba is unable to recognize in the fourth quarter are included in the calculation of the estimated range and are expected to negatively impact earnings per share by $0.13 in the fourth quarter.

Conference Call

Saba will host a conference call on its third-quarter results at 2:00 p.m. Pacific Time on Thursday, March 30, 2006. The call will be available via Web cast at http://investor.saba.com or by dialing +1-612-332-1213 .

A replay of the call will be available at http://investor.saba.com or by calling +1-320-365-3844 and entering code 819850, after 5:30 p.m. Pacific Time on March 30, 2006 through April 13, 2006 at 11:59 p.m. Pacific Time.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Saba’s business outlook, including anticipated revenue, per share earnings (loss) and the per share negative impact related to the amortization of intangibles and fair value adjustment to Centra’s deferred revenue, and statements regarding Saba’s market position, strength, momentum, customer demand, and ability to continue to scale its business and lead the HCM market. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s continued integration of Centra, dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances, fluctuation in customer spending, length of Saba’s sales cycle, competition, rapid technological change, dependence on new product introductions and enhancements and potential software defects. Readers should also refer to the section entitled “Risk Factors” on pages 26 through 34 of Saba’s Annual Report on Form 10-K dated August 29, 2005 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

About Saba

Saba (NASDAQ: SABA) is the premier Human Capital Management (HCM) software and services provider, using a people-centric approach to increase productivity and performance. As a trusted partner, Saba enables the Aligned Enterprise™ for over 1,100 customers in 150 countries by providing an integrated people management system to continuously align goals, develop people, improve collaboration and increase visibility into organizational performance.

Saba customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi UFJ, BMW, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Scotiabank, Sprint, Standard Chartered Bank, Stanford University, Swedbank, Wyndham International, Weyerhaeuser, Underwriters Laboratories, and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call (+ 1) 877-SABA-101 or (+1) 650-779-2791.

SABA, the Saba logo, Centra and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

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Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	February 28, 2006	May 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,643	$15,408
Restricted cash	540	140
Accounts receivable, net	18,233	15,187
Prepaid expenses and other current assets	3,407	1,543

Total current assets	45,823	32,278
Property and equipment, net	1,948	874
Goodwill	36,816	15,163
Purchased intangible assets, net	21,464	4,994
Other assets	1,060	990

Total assets	$107,111	$54,299

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,953	$4,975
Accrued compensation and related expenses	5,931	2,969
Accrued expenses	5,666	4,529
Deferred revenue	22,808	12,406
Current portion of debt and lease obligations	2,570	2,300

Total current liabilities	43,928	27,179
Deferred revenue	426	51
Accrued rent	2,802	2,839
Debt and lease obligations, less current portion	4,333	3,396

Total liabilities	51,489	33,465
Stockholders’ equity:
Common stock	84	73
Additional paid-in capital	247,942	209,566
Treasury stock	(232)	(232)
Accumulated deficit	(191,863)	(188,428)
Accumulated other comprehensive loss	(309)	(145)

Total stockholders’ equity	55,622	20,834

Total liabilities and stockholders’ equity	$107,111	$54,299

Goodwill includes a preliminary allocation of the purchase price to acquired assets and assumed liabilities, and is subject to change.

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended February 28,		Nine months ended February 28,
	2006	2005	2006	2005
Revenues:
License	$6,019	$3,758	$14,539	$9,598
License updates and product support	5,170	3,381	14,194	9,886
OnDemand	1,510	423	3,046	1,158
Professional services	5,547	2,976	16,328	9,546

Total revenues	18,246	10,538	48,107	30,188

Cost of revenues:
Cost of license	240	43	533	219
Cost of license updates and product support	1,084	472	2,971	1,445
Cost of OnDemand	624	168	1,441	554
Cost of professional services	4,020	2,255	11,863	7,055
Amortization of acquired developed technology	98	—	98	2

Total cost of revenues	6,066	2,938	16,906	9,275

Gross profit	12,180	7,600	31,201	20,913
Operating expenses:
Research and development	3,488	2,417	9,072	7,197
Sales and marketing	7,252	4,309	18,815	12,775
General and administrative	2,093	1,228	4,862	3,544
Amortization of purchased intangible assets	1,085	—	1,425	—

Total operating expenses	13,918	7,954	34,174	23,516

Loss from operations	(1,738)	(354)	(2,973)	(2,603)
Interest (expense) income and other, net	(140)	(73)	(362)	(101)

Loss before provision for income taxes	(1,878)	(427)	(3,335)	(2,704)
Provision for income taxes	(66)	(58)	(100)	(140)

Net loss	$(1,944)	$(485)	$(3,435)	$(2,844)

Basic and diluted net loss per share	$(0.09)	$(0.03)	$(0.19)	$(0.18)

Shares used in computing basic and diluted net loss per share	20,674	16,146	18,490	15,419